UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement.
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒     Definitive Proxy Statement.
☐     Definitive Additional Materials.
☐     Soliciting Material under §240.14a-12.
VeriSign, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
April 11, 2018
To Our Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of VeriSign, Inc. (the “Company”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2018, at 10:00 a.m., Eastern Time (the “Meeting”).
The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement.
We are utilizing a U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”), and this Proxy Statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and Proxy Statement, our Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before this Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning or completing the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.
We look forward to seeing you at our 2018 Annual Meeting of Stockholders.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

Notice of the 2018 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of VeriSign, Inc. (the “Company”) will be held at the Company’s corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2018, at 10:00 a.m., Eastern Time. The 2018 Annual Meeting of Stockholders is being held for the following purposes:
1. To elect the seven directors of the Company named in the Proxy Statement, each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.
2. To approve, on a non-binding, advisory basis, the Company’s executive compensation.
3. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
4. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to amend the special meetings Bylaw provision, to reduce the ownership threshold to call a special meeting.
5. To transact such other business as may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on March 29, 2018, are entitled to notice of, and to vote at, the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Secretary
Reston, Virginia
April 11, 2018
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2018: The Proxy Statement and Annual Report are available at www.edocumentview.com/vrsn.

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

April 11, 2018
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“Verisign” or the “Company”) for use at the 2018 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2018 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 29, 2018, which is the record date, will be entitled to vote at the Meeting. This Proxy Statement and the accompanying form of proxy (collectively, the “Proxy Statement”) were first made available to stockholders on or about April 11, 2018. Our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017 (collectively, the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy soliciting materials. The Annual Report and Proxy Statement can both be accessed on the Investor Relations section of our website at https://investor.verisign.com, or at www.edocumentview.com/vrsn.
All proxies will be voted in accordance with the instructions as submitted. Unless contrary instructions are specified, if the applicable proxy is submitted (and not revoked) prior to the Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board; (2) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation; (3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (“fiscal 2018”); (4) AGAINST the stockholder proposal, if properly presented at the meeting, requesting that the Board of Directors take steps to amend the bylaws to reduce the ownership threshold to call a special meeting; and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting.
 Voting Rights
At the close of business on the record date, we had 97,004,832 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the record date.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals
A majority of the shares of common stock outstanding and entitled to vote must be present or represented by proxy at the Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal. Each of the election of directors, the non-binding, advisory vote to approve executive compensation, and the stockholder proposal, if properly presented at the meeting, requesting that the Board of Directors take steps to amend the bylaws to reduce the ownership threshold to call a special meeting is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters.
If a quorum is present, to be elected, a nominee for director must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Under this voting standard, abstentions and broker non-votes will not affect the voting outcome. Stockholders may not cumulate votes in the election of directors.

If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Principles, each director that is not re-elected by the stockholders must tender his or her resignation to the Board. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results are certified, the Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.
If a quorum is present, approvals of the proposals for:

•	the non-binding, advisory resolution to approve Verisign’s executive compensation;

•	the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

•	the stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to amend the bylaws to reduce the ownership threshold to call a special meeting require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter. Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.
The inspector of elections appointed for the Meeting will separately tabulate for and against votes, abstentions and broker non-votes.
Adjournment of Meeting
In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the Chairman may adjourn the Meeting, or alternatively, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.
Expenses of Soliciting Proxies
Verisign will pay the expenses of soliciting proxies to be voted at the Meeting. Verisign intends to retain Morrow Sodali LLC for various services related to the solicitation of proxies, which we anticipate will cost approximately $32,500, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxies and other proxy soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxies and other proxy soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other proxy soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.
Revocability of Proxies
A stockholder who holds shares of record as a registered stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If your shares are held through a bank or brokerage firm, you must follow the instructions provided by that institution to change or revoke your voting instructions.
Internet and Telephone Voting
If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the internet at www.envisionreports.com/vrsn twenty-four hours a day, seven days a week. Telephone and internet voting are available through 12:00 a.m. Eastern Time the day of the Meeting. More information regarding internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.
Householding
A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, the firm delivers only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name” and you would like to receive only one copy of these materials (instead of separate copies) in the future, please contact your bank, broker or other holder of record to request information about householding. If you would like to receive an individual copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, now or in the future, we will promptly deliver these materials to you upon request to VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary or (703) 948-3200.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

There are currently seven directors. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Meeting. The Board has nominated D. James Bidzos, Kathleen A. Cote, Thomas F. Frist III, Jamie S. Gorelick, Roger H. Moore, Louis A. Simpson and Timothy Tomlinson, each of whom are current directors, for re-election at the Meeting to serve until the 2019 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Proxies cannot be voted for more than seven persons, which is the number of nominees.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.
Director Nominees
Set forth below is certain information relating to our director nominees, including details on each director nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

Name	Age	Position
Nominees for election as directors for a term expiring in 2019:
D. James Bidzos	63	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
Kathleen A. Cote(1)(2)	69	Director
Thomas F. Frist III (2)	50	Director
Jamie S. Gorelick(2)(3)	67	Director
Roger H. Moore(1)(2)	76	Director
Louis A. Simpson(2)(3)	81	Lead Independent Director
Timothy Tomlinson(1)(2)(3)	68	Director

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.
D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“VeriSign Japan”) from March 2008 to August 2010 and served as Representative Director of VeriSign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.
Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s businesses. Mr. Bidzos is an internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’s years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’s executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of VeriSign Japan.
Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. During the past five years, Ms. Cote has held directorships at GT Advanced

Technologies Inc. and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.
Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.
Thomas F. Frist III has served as a director and member of the Corporate Governance and Nominating Committee since December 2015. Mr. Frist is the Founder and Managing Principal of Frist Capital, LLC, an investment firm based in Nashville, TN he founded in 2002 that makes long-term equity investments in public and private companies. Prior to that he was the managing member of FS Partners II, LLC in New York and he worked in principal investments at Rainwater, Inc. from 1992 to 1995. Mr. Frist holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.
Mr. Frist’s significant directorship experience provides valuable expertise and perspective to the Board. Mr. Frist was on the Audit Committee and Board of Directors of Triad Hospitals, Inc. from 1998-2007.  He joined the board of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the United States, in 2008, serving on the Executive and Audit Committees, chairing the Nominating and Governance Committee, and chairing the Finance and Investments Committee.  Mr. Frist has also served as a director for Science Applications International Corporation since from 2009 to 2017, serving as Chair of the Nominating and Governance Committee and a member of the Audit Committee since its separation from Leidos in 2013.  He also chaired the Finance Committee at legacy SAIC.  In addition to the significant experience as a board member mentioned above, Mr. Frist provides valuable experience in areas of business administration, finance and operations, which the Board values.
Jamie S. Gorelick has served as a director since January 2015. Ms. Gorelick has been a partner at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since 2003. She served as Deputy Attorney General of the United States from 1994 to 1997 and as General Counsel of the Department of Defense from 1993 to 1994. She has been a director of Amazon.com, Inc. since 2012 and serves as Chair of its Nominating and Governance Committee. She previously served as a director of United Technologies Corp. and of Schlumberger, Ltd. She holds B.A. and J.D. degrees from Harvard University.
Ms. Gorelick is an experienced attorney with significant expertise in legal, policy and corporate matters. Ms. Gorelick’s regulatory and policy experience is directly relevant to the Company’s business. She is well-versed in critical infrastructure and national security issues and brings a valuable skill-set and wealth of government experience to the Board. Ms. Gorelick has served on several other corporate boards, a compensation committee, and a nominating and governance committee, and served on numerous government boards and commissions. Ms. Gorelick’s experience in both the public and private sectors, combined with her experience in the corporate boardroom, provides her valuable board experience, and she offers a perspective the Board values.
Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet Corporation, a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Verisign acquired Illuminet Holdings. During the past five years, Mr. Moore has held directorships at Western Digital Corporation and Consolidated Communications Holdings, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.
Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore’s financial and accounting skills qualify him as an audit committee financial expert. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.
Louis A. Simpson has served as a director since May 2005. Mr. Simpson has served as Chairman of SQ Advisors, LLC, an investment firm since January 2011. From May 1993 to December 2010, he served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. During the past five years, Mr. Simpson has held directorships at Science Applications International

Corporation. and Chesapeake Energy Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.
Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the boards of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.
Timothy Tomlinson was a corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products, from May 2011 through December 2013. Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP from May 2007 through May 2011. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of Tomlinson Zisko LLP for multiple terms. Mr. Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. Mr. Tomlinson holds a B.A. degree in Economics, a Ph.D. degree in History, an M.B.A. and a J.D. degree from Stanford University.
Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Tomlinson’s financial and accounting skills qualify him as an audit committee financial expert. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other public companies.
Compensation of Directors
This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in fiscal 2017. Mr. Bidzos is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mr. Bidzos’ compensation is described in “Executive Compensation” elsewhere in this Proxy Statement.
Non-Employee Director Retainer Fees and Equity Compensation Information
On July 25, 2017, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, for the same peer group it used to benchmark executive compensation, as well as compensation practices for boards of other companies. For information about the peer group, see “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee sets director compensation levels at or near the market median relative to directors at companies in the peer group in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success. Following the July 2017 review, including consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders to make no changes to the amount of the directors’ annual cash retainer fees or to the annual equity award grant to each director of $250,000 (made solely in the form of restricted stock units (“RSUs”)). Historically, new directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board. Directors are subject to the Company’s Stock Retention Policy as described in “Executive Compensation—Compensation Discussion and Analysis.”

Directors received annual cash retainer fees for fiscal 2017 as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000
Additional annual retainer for Safety and Security Council Liaison	$15,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2017, and as such no annual retainer fees were paid during this period.

Non-employee directors are reimbursed for their expenses incurred in attending meetings.

Non-Employee Director Compensation Table for Fiscal 2017
The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2017.
DIRECTOR COMPENSATION FOR FISCAL 2017

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kathleen A. Cote	80,000	249,926	329,926
Thomas F. Frist	50,000	249,926	299,926
Jamie S. Gorelick	70,000	249,926	319,926
Roger H. Moore	90,000	249,926	339,926
Louis A. Simpson	105,000	249,926	354,926
Timothy Tomlinson	110,000	249,926	359,926

(1)	Amounts shown represent retainer fees earned by each director.

(2)
Stock Awards consist solely of RSUs which vest immediately upon grant. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2017. The grant date fair value of each Stock Award granted to each non-employee director on July 25, 2017 was $ 249,926 (2,475 RSUs at $100.98 per share closing price on the grant date).

The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

CORPORATE GOVERNANCE

Independence of Directors
As required under The Nasdaq Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board and the Corporate Governance and Nominating Committee consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The Nasdaq Stock Market.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, the Board affirmatively determined on February 13, 2018 that the majority of our Board is comprised of independent directors. Our independent directors are: Ms. Cote, Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer and thus is not considered independent.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s seven-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed Louis A. Simpson as Lead Independent Director. The Lead Independent Director (a) has authority to call executive sessions of the independent directors, (b) presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, (c) has responsibility for reviewing and approving agendas for meetings of the Board, (d) serves as liaison between the Chairman of the Board and the independent directors, and (e) exercises such other powers and duties as from time to time may be assigned to him or her by the Board.
The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Simpson due to their long-tenured service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.
Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board since the Company’s founding in 1995. Mr. Bidzos’s current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer of Verisign on an interim basis on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President, and on August 17, 2009, Mr. Bidzos resigned as Chief Executive Officer. On August 1, 2011, Mr. Bidzos was re-appointed President and Chief Executive Officer. Mr. Simpson has been the Lead Independent Director since July 2015.
Succession Planning
The Board recognizes the importance of the effectiveness of the Company’s executive leaders for the Company’s success, and the Board is actively engaged in executive succession planning. The Board has delegated to the Corporate Governance and Nominating Committee responsibility for reviewing and assessing the management development and succession planning process for senior management. As part of the succession planning process, the Committee works closely with management, including Human Resources, to identify succession candidates for senior management other than the Executive Chairman, President and Chief Executive Officer. Although the Board retains responsibility for identifying succession candidates for the Executive Chairman, President and Chief Executive Officer, the Committee is charged with developing the processes to identify succession candidates.

Board Role in Risk Oversight
The Board is actively engaged in overseeing the Company’s enterprise risk management program and the major risks facing the Company. Throughout the year, the Board and senior management discuss the areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. The Audit Committee oversees the Company’s processes to manage business and financial risk and compliance with significant applicable legal and regulatory requirements. The Compensation Committee oversees the Company’s risk assessment and risk management relative to the Company’s compensation programs, policies, and practices. The Chairpersons of the relevant committees brief the full Board on the committees’ oversight of risks within their purview during the committee reports portion of each regular Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships, and enables the full Board to provide input on the Company’s risk assessment and risk management efforts. All of our Board members have experience with enterprise risk management.
The Board as a whole retains responsibility for oversight of the Company’s cybersecurity risk management program. The Board receives quarterly status reports on the cyber risk management program from the Company’s Chief Security Officer. In addition, the Board has appointed Mr. Moore as its liaison to management’s Safety and Security Council (the “Council”). The Council’s purpose is to see that the Company’s safety and security functions are effective and performed in a comprehensive and coordinated manner. The Council provides strategic direction and oversight for initiatives to minimize the cyber, physical, and other security risks to the Company and holds regular monthly meetings. The Council is composed of company executives with responsibility for cybersecurity, physical security, network operations, technology, finance and legal and is chaired by the CEO. Mr. Moore participates in Council meetings and receives regular, scheduled briefings from Council members regarding incidents and network operations. The Board reviews and discusses the activities of the Council with Mr. Moore at each scheduled Board meeting.

Board and Committee Meetings
The Board met six times and its committees collectively met fourteen times during 2017. During 2017, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served.

Board Members’ Attendance at the Annual Meeting
We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders. One member of the Board attended our 2017 Annual Meeting of Stockholders.

Corporate Governance and Nominating Committee
The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, assess contributions and independence of incumbent directors, review and make recommendations regarding the Board’s leadership structure, recommend changes to corporate governance principles and committee charters and periodically review and assess the adequacy of these documents, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson), Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The Nasdaq Stock Market. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com//corporate-governance. The Corporate Governance and Nominating Committee met four times during fiscal 2017.
In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity of business administration specialty, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics, in the context of the current composition of the Board and its committees.
The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.
If you would like to recommend to the Corporate Governance and Nominating Committee a prospective candidate, please submit the candidate’s name and qualifications to: Thomas C. Indelicarto, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.
The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.

Audit Committee
The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit department and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent registered public accounting firm. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Mr. Tomlinson (Chairperson), Ms. Cote and Mr. Moore. Each member of the Audit Committee meets the independence criteria of The Nasdaq Stock Market and the SEC. Each Audit Committee member meets The Nasdaq Stock Market’s financial knowledge requirements, and the Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The Nasdaq Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/corporate-governance. The Audit Committee met five times during fiscal 2017.

Audit Committee Financial Expert
Our Board has determined that Ms. Cote, Mr. Moore and Mr. Tomlinson are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Cote, Mr. Moore and Mr. Tomlinson meet the independence requirements for audit committee members as defined in the applicable listing standards of The Nasdaq Stock Market.

Report of the Audit Committee
The Audit Committee is composed of three directors who meet the independence and experience requirements of The Nasdaq Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Tomlinson (Chairperson) and Moore, and Ms. Cote. The Audit Committee met five times during fiscal 2017.
Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.
The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with significant applicable legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) annually evaluating the independent registered public accounting firm’s qualifications and performance, with consideration given to comments from management, including the Chief Financial Officer’s assessment of their performance, (ii) annually reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, which are considered in the evaluation of the independent registered public accounting firm’s independence, (vi) annually reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, (vii) annually reviewing Verisign’s critical accounting policies, and the application of accounting principles, and (viii) overseeing the conduct of the annual audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm.
To ensure the independence of Verisign’s independent registered public accountant, we follow the applicable laws, rules and regulations regarding the rotation of audit partners, including Rule 2-01 of Regulation S-X. The Audit Committee is involved in the selection of the audit partner when a rotational change is required.
During fiscal 2017, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls, and the quality of Verisign’s financial reporting. In addition, during its regularly scheduled meetings, the Audit Committee met privately with each of Verisign’s Chief Financial Officer,

General Counsel and Compliance Officer, Vice President of Internal Audit, and Controller to discuss various legal, accounting, auditing and internal control matters.
The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2017 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with KPMG.
The Audit Committee has discussed with KPMG the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG their independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.
This report is submitted by the Audit Committee
Timothy Tomlinson (Chairperson)
Kathleen A. Cote
Roger H. Moore

Compensation Committee
The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s employees, including directors and executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s Proxy Statement. The Compensation Committee is also responsible for overseeing Verisign’s overall compensation philosophy and approving and evaluating executive officer compensation arrangements, plans, policies, and programs of the Company, and for administering the Company’s equity incentive plans for employees. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/corporate-governance. The Compensation Committee is currently composed of Mr. Simpson (Chairperson), Ms. Gorelick, and Mr. Tomlinson, each of whom is an “independent director” under the rules of The Nasdaq Stock Market for compensation committee members, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times during fiscal 2017. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Communicating with the Board
Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Conduct
We have adopted a “Verisign Code of Conduct,” which is posted on our website under “Ethics and Business Conduct” at https://investor.verisign.com/corporate-governance. The code of conduct that applies to all officers and employees, including our principal executive officer, principal financial officer and other senior accounting officers.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Verisign Code of Conduct,” to the extent applicable to the principal executive officer, principal financial officer, or other senior accounting officers, by posting such information on our website, on the web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2018, except as otherwise indicated, by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.
The percentage ownership is based on 97,004,832 shares of common stock outstanding at March 29, 2018. Shares of common stock that are covered by RSUs vesting within 60 days of March 29, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such RSUs but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders

Warren Buffett(2) Berkshire Hathaway, Inc. 3555 Farnam Street Omaha, NE 68131	12,952,745	13.35%

Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	12,264,717	12.64%

The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	8,608,062	8.87%

BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10055	8,531,215	8.79%

Renaissance Technologies, LLC (6) 800 Third Avenue New York, NY 10022	6,826,054	7.04%

Wellington(7) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	6,653,218	6.86%

Directors and Named Executive Officers
D. James Bidzos(8)	726,033	*
Kathleen A. Cote	38,294	*
Thomas F. Frist III	7,117	*
Jamie S. Gorelick	12,214	*
Roger H. Moore	35,687	*
Louis A. Simpson(9)	213,113	*
Timothy Tomlinson(10)	15,878	*
Todd B. Strubbe(11)	82,194	*
George E. Kilguss, III(12)	137,385	*
Thomas C. Indelicarto(13)	39,292	*
All current directors and executive officers as a group (10 persons)(14)	1,307,207	1.35%

*	Less than 1% of Verisign’s outstanding common stock.

(1)
The percentages are calculated using 97,004,832 outstanding shares of the Company’s common stock on March 29, 2018 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares subject to options exercisable, or RSUs vesting, within 60 days of March 29, 2018, as applicable.

(2)
Based on Schedule 13G/A filed on February 14, 2017 with the SEC by Berkshire Hathaway, Inc., with respect to beneficial ownership of 12,952,745 shares. Berkshire Hathaway, Inc., is a diversified holding company which Mr. Buffett may be deemed to control. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over 12,952,745 of these shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway. National Indemnity Company and GEICO Corporation each share voting and dispositive power over 7,905,481 of these shares.

(3)
Based on Schedule 13G/A filed on February 14, 2018 with the SEC by Capital World Investors, with respect to beneficial ownership of 12,264,717 shares. Capital World Investors has sole dispositive power over 12,264,717 of these shares.

(4)
Based on Schedule 13G/A filed on February 9, 2018 with the SEC by The Vanguard Group with respect to beneficial ownership of 8,608,062 shares. The Vanguard Group has sole voting power over 123,194 of these shares, sole dispositive power over 8,457,973 of these shares, shared voting power over 27,588 of these shares and shared dispositive power over 150,089 of these shares.

(5)
Based on Schedule 13G/A filed on February 8, 2018 with the SEC by BlackRock, Inc. with respect to beneficial ownership of 8,531,215 shares. BlackRock has sole voting power over 7,291,761 of these shares and sole dispositive power over 8,531,215 of these shares.

(6)
Based on Schedule 13G filed on February 14, 2018 with the SEC by Renaissance Technologies, LLC with respect to beneficial ownership of 6,826,054 shares. Renaissance Technologies LLC has sole voting power over 6,720,841 of these shares, sole dispositive power over 6,779,364 of these shares and shared dispositive power over 46,690 of these shares.

(7)
Based on Schedule 13G filed on February 8, 2018 with the SEC by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (“Wellington”) with respect to beneficial ownership of 6,653,218 shares. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each has shared voting power over 3,961,007 of these shares and shared dispositive power over 6,653,218 of these shares. Wellington Management Company LLP has shared voting power over 3,740,146 of these shares and shared dispositive power over 6,379,843 of these shares.

(8)	Includes 6,174 RSUs vesting within 60 days of March 29, 2018 held directly by Mr. Bidzos.

(9)	Includes 213,113 shares held by the Louis A. Simpson Living Trust, under which Mr. Simpson is the trustee.

(10)	Includes 15,878 shares held by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees.

(11)	Includes 21,579 RSUs vesting within 60 days of March 29, 2018 held directly by Mr. Strubbe.

(12)	Includes 2,012 RSUs vesting within 60 days of March 29, 2018 held directly by Mr. Kilguss.

(13)	Includes 1,479 RSUs vesting within 60 days of March 29, 2018 held directly by Mr. Indelicarto.

(14)	Includes the shares described in footnotes (8)-(13).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of Verisign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.
Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2017.

PROPOSAL NO. 2
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION
Under Schedule 14A of the Exchange Act and the corresponding SEC rules, Verisign is seeking an advisory stockholder vote with respect to approval of compensation awarded to our Named Executive Officers for 2017 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. The stockholder vote approving executive compensation is advisory only, and the result of the vote is not binding upon the Company or its Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote approving executive compensation when making future compensation decisions. On May 25, 2017, the majority of the Company’s stockholders voted in favor of an annual non-binding stockholder advisory vote approving executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. Following the Meeting, the next such non-binding advisory vote to approve Verisign’s executive compensation is scheduled to occur at the 2019 Annual Meeting of Stockholders.
Verisign’s executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company and individual performance, to effectively tie pay to performance, and to align the Named Executive Officers’ interests with stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain. This vote is advisory and non-binding.
Resolved, that the stockholders approve the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.
The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our fiscal 2017 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

•	D. James Bidzos, Executive Chairman, President and Chief Executive Officer (“CEO”);

•	Todd B. Strubbe, Executive Vice President, Chief Operating Officer (“COO”);

•	George E. Kilguss, III, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Thomas C. Indelicarto, Executive Vice President, General Counsel and Secretary.
In the sections below, we will describe the material elements of our executive compensation program for 2017, including how we set compensation and tie pay to performance. We refer to our NEOs and Senior Vice Presidents, collectively as our “executives.”
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain the executive talent we need to maintain our high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals, which in turn will create value for our stockholders. No significant changes were made to our executive compensation program in 2017, but we continue to monitor our program for market competitiveness and alignment with best practice.
Our executive compensation program is designed with the following objectives in mind:

Objective	Program Element

Attract and retain talented executives	Provide a competitive level of total compensation (base salary, bonus and long-term incentive).

Tie a significant portion of our executives’ compensation to achievement of the Company’s performance objectives	Provide a compensation program that is weighted in favor of annual and long-term incentives that are tied to financial and strategic goals designed to enhance stockholder value.

Recognize and reward individual performance
Provide annual incentive bonuses based on Company performance that may be modified up or down based on individual performance to closely align executives’ personal accomplishments with their compensation.

Align the interests of our executives with our stockholders
Tie a significant portion of compensation to the long-term value of our stock by requiring executives to meet stock ownership guidelines and retain minimum stock ownership until six months after termination of employment.

Key features of our current executive compensation program include:

•	A majority of our executives’ compensation is performance-based.

•	Our executives do not have employment contracts.

•	Our executives’ change in control agreements contain a double trigger and do not allow for tax gross-ups.

•	We do not have special pension plans, special retirement plans or other significant perquisites for executives.

•	Our executives participate in the same benefit programs as all other employees.

•	Our Board of Directors has established an incentive compensation recovery policy applicable to our NEOs in the event of a materially inaccurate financial statement.

•	We have robust stock ownership requirements applicable to our executives and directors.

•	Our securities trading policy prohibits any employee or director from shorting, hedging or pledging our stock.

•	The Compensation Committee has retained an independent compensation consultant.

•	We pay careful attention to stockholder dilution and burn rate in our equity compensation decisions.

•	We mitigate undue risk in our compensation programs and complete a comprehensive risk assessment each year.

Pay and Performance Relationship: Attracting and retaining the executive talent we need to be successful is a key objective of our executive compensation program. It is equally important that our executives are motivated and rewarded to achieve objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our NEOs is appropriately aligned with our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation.
1Performance-Based Compensation = 2017 Annual Target Bonus + 2017 Long-Term Incentive, valued as of the date of the grant.
Results of Shareholder Advisory Votes on Executive Compensation: When the Compensation Committee set compensation amounts for 2018 it took into account the results of the stockholder advisory vote on executive compensation that took place in May 2017. Although the vote was advisory and not binding, our stockholders indicated strong support of our executive compensation program for our NEOs as disclosed in the 2017 Proxy Statement (86,233,869 votes were in favor, 28,139 abstained and 653,351 voted against, with 6,478,541 broker non-votes). Over 98% of the votes cast and approximately 85% of the shares entitled to vote (the number of shares entitled to vote as of the record date was 101,843,488) approved our NEO compensation program.
Elements of Our Executive Compensation Program
Our executive compensation program is made up of three main elements: base salary, annual incentive bonus, and long-term incentive compensation. The chart below shows our objectives for each element of compensation and what factors we use to determine actual awards. For each element of compensation, we review peer group and relevant survey data before determining award levels.

Element	Objective	Factors Used to Determine Awards

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent and promote a performance culture. Increases are not automatic or guaranteed.	• Job responsibilities • Experience • Individual contributions • Internal pay equity • Effect on other elements of compensation

Annual Incentive Bonus	Provide a target reward for achieving financial and strategic operational goals, and a greater than target award for exceeding goals.	• Company performance • Individual performance

Long-Term Incentive Compensation	Provide a reward that both serves a retentive purpose and incentivizes executives to manage Verisign from the perspective of a stockholder.	• Job responsibilities • Individual contributions • Future potential of the executive • Value of executive’s vested and unvested outstanding equity awards • Internal pay equity

Our Process for Setting Compensation
Role of the Compensation Committee:    The Compensation Committee oversees our compensation and benefit programs and sets the policies that govern compensation of our executives and other employees. As part of its role in approving executives’ compensation, the Compensation Committee annually:

•	Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our executives;

•	Reviews the report from its compensation consultant as described below in the section titled “Role of External Compensation Consultant”;

•	Reviews and approves design elements of executive compensation for market competitiveness and alignment with Company goals;

•	Sets performance goals for our annual and long-term incentive compensation programs;

•
Reviews the Board’s assessment of the individual performance of the CEO during the fiscal year and determines any adjustments to the CEO’s base salary, annual incentive bonus, and equity awards based on this assessment, its review of peer company data, and its review of its compensation consultant’s report; and

•
Reviews the CEO’s assessment of the individual performance of each executive during the fiscal year and approves any adjustments to base salary, annual incentive bonus, and equity awards based on this assessment, its review of peer company data, and its review of its compensation consultant’s report.

Role of Management:    The CEO annually reviews the performance of each executive, other than the CEO (whose performance is reviewed by the Board), and makes recommendations to the Compensation Committee for base salary adjustments, annual incentive bonuses and equity awards based on this assessment.
Role of External Compensation Consultant:    The Compensation Committee has engaged FW Cook as its independent consultant to assist it in evaluating and analyzing the Company’s executive compensation program. FW Cook also reviews compensation design recommendations by the Company’s management and provides recommendations to the Compensation Committee on the impact of those recommendations. FW Cook also reviews the CEO’s compensation program’s design and makes recommendations to the Committee if it believes changes to the CEO’s compensation would be appropriate. FW Cook provides the following services to the Compensation Committee:

•
Analyzes the executives’, including the CEO’s, annual compensation based on comparisons to the Company’s peer group, including comparing target and actual total compensation, and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the executives’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to governance and design of the Company’s executive compensation program;

•	Reviews the Company’s equity compensation philosophy and incentive design;

•	Reviews and provides guidance on the impact of regulatory changes on executive and non-employee director compensation;

•	Reviews the risk assessment of the Company’s incentive plans and arrangements;

•	Reviews and provides guidance on the executive compensation disclosures; and

•	Reviews non-employee director compensation.
At its meeting in October 2017, the Compensation Committee reviewed FW Cook’s performance, and in December 2017, the Committee assessed FW Cook’s independence against the six independence factors set forth in the Nasdaq rules. The Committee determined that FW Cook was independent and engaged FW Cook for fiscal year 2018. FW Cook performs no other services for the Company and the Committee concluded that its services for the Committee do not raise any conflicts of interest.
Competitive Market Assessment:    Each year, we assess the competitiveness of our executives’ base salary, annual incentive bonus targets and long-term incentive compensation targets (element by element and in aggregate) by comparing our program to a peer group of publicly-traded, high technology companies that we view as representative of our competitors for executive talent. We examine the compensation data of our peer group and also review broader survey data for high technology companies that are comparable to us in industry and financial metrics.
The Compensation Committee carefully considers our peer group and survey data when determining total compensation for our executives. The Compensation Committee also considers each executive’s individual performance, future potential, scope of responsibilities and experience when approving compensation.

Each year, the Compensation Committee reviews the peer group with the assistance of its independent consultant and makes changes as appropriate in order to ensure it continues to suitably reflect the competitive market for executive talent. In making 2017 compensation decisions, the peer group the Compensation Committee used was:

Akamai Technologies	Fiserv
Alliance Data Systems	Intuit
ANSYS	Nuance Communications
Autodesk	Paychex
Citrix Systems	Red Hat
Equinix	Roper Technologies
F5 Networks	Teradata
Factset Research Systems	Total System Services

Verisign’s revenue, operating income and market capitalization percentile as compared to its 2017 peer group were as follows: first quartile for revenue, third quartile for operating income and second quartile for market capitalization. The data for market capitalization is as of December 31, 2017, while revenue and operating income reflect the most recently reported four quarters.

As part of its annual review in October 2017, FW Cook completed and provided the Committee with an evaluation to revalidate current peers and identify any potential new peers based on financial size (revenue, operating income, and market capitalization), free cash flow yield, EBITDA growth, use of dividends or buybacks, inclusion in the S&P 500 and their industry.  The evaluation resulted in four additional peers being added for use in setting 2018 compensation: Cadence Design Systems, Global Payments, Synopsys and Verisk Analytics.

Base Salary:    For 2017, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our CEO regarding each executive’s individual performance other than himself. Based on that review, adjustments were made to NEOs’ salaries as summarized in the chart below.

Name	Position	2016 Base Salary	2017 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$800,000	$850,000	Mr. Bidzos received a salary increase to better align with CEO peer group market data.

Todd B. Strubbe	Executive Vice President, COO	$550,000	$550,000	Mr. Strubbe received no increase for 2017 as base salary was aligned with peer group.

George E. Kilguss, III	Executive Vice President, CFO	$475,000	$475,000	Mr. Kilguss received no increase for 2017 as base salary was aligned with peer group.

Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$425,000	$425,000	Mr. Indelicarto received no increase for 2017 as base salary was aligned with peer group.
Annual Incentive Bonus:    The Compensation Committee provides annual cash bonuses to our NEOs under the Verisign Performance Plan (“VPP”). These bonuses are based on the Company’s achievement of pre-established financial goals, as well as individual performance. The Compensation Committee retains the ability to use its discretion to increase (up to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation and the 175% funding limitation for the VPP) or reduce the payouts when appropriate.
The Compensation Committee determines the target annual incentive opportunity for each of our NEOs based on a comparison to our peer group and information obtained from relevant survey data. For 2017, the Compensation Committee made no changes to bonus targets as a percent of base salary and approved the following for our NEOs:

NEOs	2017 Bonus Target as a % of Base Salary
Executive Chairman, President and CEO	125%
Executive Vice President, COO	80%
Executive Vice President, CFO	75%
Executive Vice President, General Counsel and Secretary	75%

The Compensation Committee approves actual annual incentive award payments for our executives taking into account the Company’s and the individual’s performance. The Company’s performance determines the initial level of funding for the annual incentive bonus pool. The Compensation Committee then considers, and approves as appropriate, management’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation and the 175% funding limitation for the VPP.
The Company’s performance goals for the fiscal 2017 VPP were approved by the Compensation Committee in December 2016 and were based on two financial measures: Revenue and non-GAAP operating margin, both weighted equally at 50%.
For purposes of determining the bonus pool, we calculate the non-GAAP operating margin by taking the Company’s consolidated non-GAAP operating income as a percentage of revenue. We determine the consolidated non-GAAP operating income by excluding stock-based compensation from the Company’s consolidated operating income as determined under GAAP.
The funding at different achievement levels (threshold, target and maximum) established for each of the metrics (Revenue and non-GAAP operating margin) pertaining to the 2017 VPP are set forth in the table below. It also illustrates actual Revenue and non-GAAP margin achieved for 2017 and the corresponding funding levels resulting in a 104% funding for the 2017 VPP.

	Revenue		Non-GAAP Operating Margin
Achievement	Metric (in millions)	Funding	Metric	Funding	Total Funding
Threshold	$1,132.9	12.5%	63.8%	12.5%	25.0%
Target	$1,156.0	50.0%	65.1%	50.0%	100.0%
Maximum	$1,213.8	87.5%	68.4%	87.5%	175.0%
Actual	$1,165.0	54.0%	65.3%	50.0%	104.0%
In order to establish actual award amounts under the VPP bonus plan, the Compensation Committee also reviewed the CEO’s assessment of individual performance of the NEOs and considered the Board’s assessment of the CEO’s individual performance. The chart below indicates the Compensation Committee’s approved annual incentive bonus award for each NEO under the 2017 VPP bonus plan.

				2017 Actual Bonus Payment
Name	Position	2017 Base Salary	Bonus Target as a % of Base Salary	Funding Multiplier as a % of Target	Actual Payout as a % of Target	Actual Payout Amount	Actual Payout as a % of Base Salary
D. James Bidzos (1)	Executive Chairman, President and CEO	$850,000	125%	104%	104%	$1,105,000	130%

Todd B. Strubbe (2)	Executive Vice President, COO	$550,000	80%	104%	104%	$457,600	83%

George E. Kilguss, III (3)	Executive Vice President, CFO	$475,000	75%	104%	112%	$400,000	84%

Thomas C. Indelicarto (4)	Executive Vice President, General Counsel and Secretary	$425,000	75%	104%	110%	$350,000	82%

(1)	Mr. Bidzos received a bonus payment at the funding multiplier level with no further adjustment.

(2)	Mr. Strubbe received a bonus payment at the funding multiplier level with no further adjustment

(3)	Mr. Kilguss received a bonus payment at 112% of his bonus target; the adjustment over the funding multiplier level was made due to his notable contributions and performance.

(4)	Mr. Indelicarto received a bonus payment at 110% of his bonus target; the adjustment over the funding multiplier level was made due to his notable contributions and performance.

Long-Term Incentive Compensation:    Equity-based grants are a key element of our total compensation program. Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and that they are aligned with total shareholder return. The target award amounts are based on several factors including competitiveness as determined by our peer group and relevant survey data provided by FW Cook, job responsibilities, individual contributions, and future potential of the executive.
In 2017, the Compensation Committee granted long-term equity compensation to our executives, other than the CEO, consisting of 50% performance-based RSUs (“PSUs”) and 50% time-vesting RSUs. The CEO received long-term equity compensation consisting of 60% PSUs and 40% time-vesting RSUs. The time-vesting RSUs provide strong retentive value for our executive talent as they vest ratably over four years, subject to continued employment. They are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The PSUs are linked to long-term Company financial performance as well as increases in stockholder value.
The metrics associated with the 2017 PSUs consist of two financial measures - compound annual growth rate (“CAGR”) of operating income per share and Total Shareholder Return (“TSR”) of Verisign stock compared to the TSR of the S&P 500 Index, each measured over a three-year performance period from January 1, 2017 through December 31, 2019. The number of PSUs earned may range from 0% to 200% of the target award based on CAGR of operating income per share for the performance period, but no more than 100% of target may be earned unless the TSR of Verisign stock equals or outperforms the TSR of the S&P 500 Index for the performance period. We believe that the performance metrics coincide with shareholder interests, create a long-term performance focus and complement the performance metrics in the Company’s short term annual incentive plan. The vesting of the 2017 PSUs at the end of a three-year performance period provides a strong retention incentive.
Equity awards for NEOs were granted on February 14, 2017 at the regularly scheduled Compensation Committee meeting. The Compensation Committee approved the total value granted to individual executives (time-vesting and performance-based) based on the factors discussed herein. The actual number of RSUs was a function of the closing stock price on February 14, 2017.
The chart below shows the number of RSUs granted to each NEO in February 2017:

		2017 Annual Equity Grants
Name	Position	Total Market Value of Equity Grant (1)	Grant Date Fair Value	Time-vesting RSUs granted (2)(3)	PSUs granted (1)(2)
D. James Bidzos	Executive Chairman, President and CEO	$6,999,937	$82.68	33,865	50,798
Todd B. Strubbe	Executive Vice President, COO	$2,759,858	$82.68	16,690	16,690
George E. Kilguss, III	Executive Vice President, CFO	$2,099,907	$82.68	12,699	12,699
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$1,399,938	$82.68	8,466	8,466

(1)
Total market value of equity grant is the combined value of time-vesting RSUs and PSUs based on grant date fair value per share. Number of PSUs granted represents shares to be earned at target achievement. Vesting occurs after the performance goal has been certified by the Committee and the Company has received an unqualified signed opinion on the Company’s financial statements from its independent registered public accounting firm.

(2)
The equity award values for the CEO and other NEOs were determined taking into account alignment with market LTI values of our peer group, in addition to individual factors such as job responsibilities, experience, individual contributions, future potential, and internal equity.

(3)	25% vested on February 15, 2018, and the remainder vests ratably, 6.25% each quarter for the 3 years thereafter.

Achievement of Performance Awards Granted in 2015
In February 2015, the Committee granted PSUs with a performance period of January 1, 2015 through December 31, 2017. The performance goals were the achievement of CAGR of Operating Income per share, with above target potential subject to Verisign’s TSR outperforming the TSR of the S&P 500 Index for the relevant performance period. The number of PSUs earned was to be determined by the payout scale at the end of the performance period with a maximum achievement of 200%. In February 2018, the Committee reviewed the extent of achievement of the performance goal results for these PSUs.
The CAGR of Operating Income per share over the three-year period ended December 31, 2017 was 12.5% versus the target achievement of 9.2%. Verisign’s 98.17% TSR was greater than the S&P 500 Index’s 38.16% TSR. This resulted in an award of 183% of target.
The chart below shows the number of PSUs that were earned in February 2018 based on achievement of the 2015 performance metrics.

Name	Position	Total PSUs Granted in 2015	Goal Achievement	Actual PSUs Earned and Vested in February 2018
D. James Bidzos	Executive Chairman, President and CEO	57,490	183%	105,206
Todd B. Strubbe	Executive Vice President, COO	20,755	183%	37,981
George E. Kilguss, III	Executive Vice President, CFO	16,425	183%	30,057
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	9,034	183%	16,532

Other Features of our Executive Compensation Program
Stock Retention Policy:  Our stock retention policy applies to our employees at the Senior Vice President level and above, officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and board members.
Ownership levels are set as a multiple of base salary or annual retainer and are as follows:

•	CEO: 6x Base Salary

•	Directors: 10x Annual Retainer

•	Section 16 Officers and Senior Vice Presidents, other than the CEO: 2x Base Salary
At its July 2017 meeting, the Compensation Committee amended the stock retention policy to increase the required multiple of annual retainer from 5x to 10x. The policy also requires participants to retain 50% of their shares received from equity awards (net of taxes) until they reach the required minimum ownership level, and that required minimum number of shares must be held until six months after the participant ceases employment or board service with the Company. We believe requiring executives and board members to continue to retain stock after their service with the Company ceases aligns our executives’ interests with the long-term interests of our stockholders. Our Stock Retention Policy can be found on our website at https://investor.verisign.com/corporate-governance.
Securities Trading Policy:  Our Securities Trading Policy prohibits employees, including our executives and directors, from buying or selling derivative securities related to our common stock, such as puts or calls. We believe derivative securities diminish the alignment of incentives between our executives and stockholders. The Policy also prohibits employees and directors from entering into agreements or purchasing instruments designed to hedge or offset decreases in the market value of the Company’s securities. Additionally, under our Policy, our executives and directors may only purchase and sell our common stock during approved trading windows.
Recovery of Incentive Compensation: The Compensation Committee adopted an executive incentive compensation recovery policy in March 2010, and amended it in 2014, that applies to annual and long-term incentive awards. The policy applies when there is an inaccurate financial statement, including statements of earnings, revenues, or gains or any other materially inaccurate calculation of a performance metric criterion, regardless of whether such inaccuracy was the subject of an accounting restatement. If, as a result of such inaccurate financial statement or calculation, certain executives received materially more incentive compensation than they would have had the correct financial statement or calculation been prepared at the time of the compensation award, the Compensation Committee shall (subject to the exception noted below) seek recovery of this overpayment. The recovery could occur either by limiting future awards or directly seeking repayment. The Compensation Committee may determine not to seek recovery of such an overpayment if the direct costs of recovery are expected to exceed the amount of recovery. In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can attempt to recoup previous incentive awards paid regardless of when the awards were paid to the executive. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.
Equity Award Practices:  The Compensation Committee approves all equity awards to our executives, the aggregate annual equity pool, employee grant guidelines, and all equity awards to eligible employees during the annual grant process, which generally takes place in February. For employees hired during the year that are below the Senior Vice President level, the Compensation Committee has delegated actual award determination to the Grant Committee which currently has one member, D. James Bidzos. Grant Committee awards are granted on the 15th of the month (or next scheduled trading day if the 15th is not a trading day) following approval by the Grant Committee.
Benefits:  We do not provide our executives with any benefits other than those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan, and a qualified 401(k) salary deferral plan.
Severance Agreements:  We generally do not enter into severance or employment agreements with our executives (except as described below), nor do we provide severance or other benefits following voluntary termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments and benefits is warranted in order to attract a potential executive or for other business considerations.
Change-In-Control and Retention Agreements:  We have entered into change-in-control and retention agreements with our executives. These agreements provide for change-in-control severance benefits and payments in the event the executive’s employment is terminated in connection with a change in control of the Company. They are “double trigger” agreements which means the executives will only be eligible for payments under the agreements if both a change-in-control of the Company occurs and the executive’s employment is terminated without cause (or by the executive for good reason) within 24 months of the change-in-control.

The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to neutralize the personal interests of our executives when making decisions related to potentially beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of the change-in-control agreements with FW Cook and makes adjustments as necessary to ensure alignment of executives’ interests with stockholders’ interests. No changes were made to the benefits provided under the agreements in 2017 as FW Cook advised the Compensation Committee that they were in line with best practices which include double trigger benefits, severance multiples less than or equal to 2x base salary and target bonus, and have no tax-gross up provision. The CEOs change-in-control agreement provides for a severance payment of 2x his base salary and a bonus payment of 2x target bonus plus the cash equivalent of two years of continuation of health benefits if he participates in the Company’s health plans at the date of his termination. The other terms of his change-in-control agreement are the same as other executives. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change-in-Control” section and the “Termination and Change-in-Control Benefit Estimates as of December 31, 2017” table.
Risk Assessment:   In 2017, we performed a comprehensive assessment of our compensation policies and program design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of our compensation programs and policies in our enterprise-wide risk assessment and determined that none of our compensation policies and programs creates a risk that is reasonably likely to have a material adverse effect on the Company.
Tax Treatment of Executive Compensation:  Section 162(m) of the Internal Revenue Code of 1986, as in effect for 2017, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its CEO and three other most highly compensated officers (excluding the CFO) serving at the end of the fiscal year as disclosed in the annual Proxy Statement. There were, in 2017, exceptions to this deduction limit if the compensation was “performance-based” under Section 162(m). The Company does not limit compensation as a result of Section 162(m) but does try to structure its executive compensation program to maximize the amount of compensation that may be deducted. While base salaries and time-vesting RSUs are subject to the deduction limitation, our performance-based awards, including annual incentive bonus and PSUs, were designed to allow for qualification as performance-based compensation under Section 162(m) as in effect at the beginning of 2017 when those awards were granted. Because there are uncertainties regarding the application of Section 162(m), it is possible that awards intended to qualify for deductions under Section 162(m) may be challenged or disallowed. In addition, as a result of changes to the tax laws enacted in December 2017 and effective beginning January 1, 2018, we expect that equity awards or other compensation granted or provided under arrangements entered into or modified after November 2, 2017 to any person who is or was a named executive officer (including the CFO) will not be deductible to the extent such executives’ total compensation exceeds $1 million in any one year.
In order to try to ensure that annual incentive bonuses paid to certain executives are considered performance-based compensation under Section 162(m) as then in effect, in 2015, stockholders approved the Annual Incentive Compensation Plan (“AICP”). The AICP is the vehicle under which certain of our executives’ bonuses, determined as described above, are paid.
Under the AICP, for 2017, assuming the performance goal was met, each such executive could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. The Compensation Committee exercised its discretion to award bonuses in lesser amounts and primarily based the AICP payments on the funding results of the VPP annual bonus program of 104%.
The performance goal for the AICP was approved by the Compensation Committee at its February 14, 2017 meeting and provided that the Company must achieve non-GAAP operating income in excess of $50 million before a bonus could be paid. This target was achieved.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee
Louis A. Simpson (Chairperson)
Jamie S. Gorelick
Timothy Tomlinson

 Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2017 were Louis A. Simpson, Jamie S. Gorelick and Timothy Tomlinson. All of the members of the Compensation Committee during 2017 were independent directors, and none of the members of the Compensation Committee during 2017 were employees or officers or former officers of Verisign, during the prior three years as required for director independence under the Nasdaq rules. No executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2017; and no executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Board during 2017.

Summary Compensation Table
The following table sets forth certain summary information concerning the compensation received by each person who served as our principal executive officer and principal financial officer during fiscal 2017 and our NEOs.
SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
D. James Bidzos	2017	842,308	6,999,937	1,105,000	7,068	(5)	8,954,313
Executive Chairman, President and Chief Executive Officer	2016	792,308	8,477,344	1,430,000	720		10,700,372
	2015	750,000	8,499,901	877,500	20,421	(6)	10,147,822

Todd B. Strubbe	2017	550,000	2,759,858	457,600	8,820		3,776,278
Executive Vice President and Chief Operating Officer	2016	550,000	2,759,852	613,800	30,317	(7)	3,953,969
	2015	370,192	6,559,970	350,000	222,764	(7)	7,502,926

George E. Kilguss, III	2017	475,000	2,099,907	400,000	8,784		2,983,691
Executive Vice President, Chief Financial Officer	2016	467,308	2,555,373	509,438	8,872		3,540,991
	2015	422,692	2,499,895	350,000	8,807		3,281,394

Thomas C. Indelicarto	2017	425,000	1,399,938	350,000	7,068		2,182,006
Executive Vice President, General Counsel and Secretary	2016	413,462	1,855,392	485,000	594		2,754,448
	2015	346,923	1,599,966	300,000	499		2,247,388

(1)	Includes, where applicable, amounts electively contributed by each Named Executive Officer under our 401(k) Plan.

(2)
Amounts shown represent the aggregate grant date fair value, which is based on the closing share price on the date of the grant. Stock Awards consist of RSUs granted in 2017, 2016, and 2015, respectively. Amounts shown in “Stock Awards” include the value of awards subject to performance and market conditions based upon the probable outcome of the performance conditions as of the grant date of the award. Grant date fair value for PSUs included in “Stock Awards” were as follows: Mr. Bidzos, $4,199,979 (2017), $3,599,927 (2016), $3,499,991 (2015); Mr. Strubbe, $1,379,929 (2017), $1,379,926 (2016), $1,380,000 (2015); Mr. Kilguss, $1,049,953 (2017), $1,049,972 (2016), $999,954 (2015); and Mr. Indelicarto, $699,969 (2017), $699,981 (2016), $549,990 (2015). Grant date fair value for PSUs granted in 2017, 2016, and 2015, at the maximum achievement level (i.e., 200% payout) would be 158%, 152%, and 163%, respectively, of the amounts for each executive, calculated using a Monte Carlo simulation model. Grant date fair value for special PSUs included in “Stock Awards” for 2016 includes $2,277,452 for Mr. Bidzos and $455,429 each for Mr. Kilguss and Mr. Indelicarto calculated using a Monte Carlo simulation model. Grant date fair value for these special PSUs reflects the possible range of achievement levels that may occur and will not change regardless of actual outcome. The PSUs granted in 2015 vested in February 2018 resulting in 183% payout.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.

(4)
Except as otherwise indicated, amounts in “All Other Compensation” for fiscal 2017, fiscal 2016, and fiscal 2015 include, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan, wellness incentive payment, life insurance and accidental death and dismemberment insurance payments.

(5)	Includes $6,348 in payments for Mr. Bidzos personal use of leased jet hours.

(6)	Includes $11,450 in payments for a leased automobile. Mr. Bidzos no longer leases an automobile.

(7)	Includes $20,418 (2016) and $222,284 (2015) in relocation payments for Mr. Strubbe, who was hired April 20, 2015.

Grants of Plan-Based Awards for Fiscal 2017
The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2017 under annual and long-term plans.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2017(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
D. James Bidzos	2/14/2017	265,625	1,062,500	3,187,500	5,080	50,798	101,596		4,199,979
	2/14/2017							33,865	2,799,958
Todd B. Strubbe	2/14/2017	110,000	440,000	1,320,000	1,669	16,690	33,380		1,379,929
	2/14/2017							16,690	1,379,929
George E. Kilguss, III	2/14/2017	89,063	356,250	1,068,750	1,270	12,699	25,398		1,049,953
	2/14/2017							12,699	1,049,953
Thomas C. Indelicarto	2/14/2017	79,688	318,750	956,250	847	8,466	16,932		699,969
	2/14/2017							8,466	699,969

(1)
Named Executive Officers are eligible to receive an annual cash bonus under the AICP and VPP and long-term incentive compensation under our 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(2)
The Named Executive Officers were awarded PSUs on February 14, 2017, to be earned based on Company performance and subject to a relative TSR achievement threshold in fiscal year 2019 and determination to be made after the end of fiscal year 2019.

(3)	The RSU awards vested 25% of the total award on February 15, 2018 and the remainder vests 6.25% of the total award each quarter thereafter, until fully vested.

 Outstanding Equity Awards at 2017 Fiscal Year-End
The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2017 granted under the 2006 Plan.
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

		Stock Awards
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
D. James Bidzos	02/19/2014	11,314	(2)	1,294,774
	02/10/2015	20,532	(2)	2,349,682
	02/10/2015				105,206	(4)	12,039,775
	10/20/2015	16,492	(3)	1,887,344
	01/04/2016				29,779	(5)	3,407,909
	02/17/2016	17,955	(3)	2,054,770
	02/17/2016				44,198	(6)	5,058,019
	02/14/2017	33,865	(3)	3,875,511
	02/14/2017				50,798	(7)	5,813,323

Todd B. Strubbe	04/20/2015	10,377	(2)	1,187,544
	04/20/2015	14,287	(9)	1,635,004
	04/20/2015				37,981	(4)	4,346,546
	02/17/2016	9,529	(3)	1,090,499
	02/17/2016				16,942	(6)	1,938,842
	02/14/2017	16,690	(3)	1,910,004
	02/14/2017				16,690	(7)	1,910,004

George E. Kilguss, III	02/19/2014	3,846	(2)	440,136
	02/10/2015	8,212	(2)	939,781
	02/10/2015				30,057	(4)	3,439,723
	10/20/2015	3,298	(3)	377,423
	01/04/2016				5,955	(5)	681,490
	02/17/2016	7,250	(3)	829,690
	02/17/2016				12,891	(6)	1,475,246
	02/14/2017	12,699	(3)	1,453,274
	02/14/2017				12,699	(7)	1,453,274

Thomas C. Indelicarto (8)	01/15/2014	250	(2)	28,610
	02/19/2014	1,000	(2)	114,440
	11/14/2014	2,250	(2)	257,490
	02/10/2015	4,516	(2)	516,811
	02/10/2015				16,532	(4)	1,891,922
	10/20/2015	3,298	(3)	377,423
	01/04/2016				5,955	(5)	681,490
	02/17/2016	4,833	(3)	553,089
	02/17/2016				8,594	(6)	983,497
	02/14/2017	8,466	(3)	968,849
	02/14/2017				8,466	(7)	968,849

(1)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2017, which was $114.44.

(2)	The RSU award vests 25% of the total award on each anniversary of the date of grant until fully vested.

(3)	The RSU award vests 25% of the total award on approximately the first anniversary of the date of grant and then vests 6.25% of the total award each quarter thereafter until fully vested.

(4)
Awards of PSUs were granted on February 10, 2015 (on April 20, 2015 to Mr. Strubbe upon hire), to be earned based on Company performance in fiscal years 2015, 2016 and 2017. Performance criteria were achieved at 183% and as such, these PSUs vested on the date the Company received an unqualified signed opinion on the Company’s financial statements from its independent registered public accounting firm, February 16, 2018.

(5)
Awards of PSUs were granted on January 4, 2016, to be earned based on achievement of specified levels of TSR of Verisign stock compared to the TSR of the S&P 500 Index over a four-year performance period. The number of shares shown reflects achievement of the target level of relative TSR of Verisign stock compared to the TSR of the S&P 500 Index for 2016 and 2017.

(6)
Awards of PSUs were granted on February 17, 2016, to be earned based on Company performance in fiscal years 2016, 2017, and 2018 and determination to be made after the end of fiscal year 2018. The number of shares shown reflects achievement of the target performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2016 and 2017.

(7)
Awards of PSUs were granted on February 14, 2017, to be earned based on Company performance in fiscal years 2017, 2018, and 2019 and determination to be made after the end of fiscal year 2019. The number of shares shown reflects achievement of the target performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2017.

(8)	Includes awards granted prior to promotion and appointment as NEO and Section 16 Officer.

(9)	The RSU award vested 25% of the total award on June 30, 2015 and then 25% of the total award on each anniversary of the date of grant until fully vested.

Option Exercises and Stock Vested for Fiscal 2017
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our Named Executive Officers during fiscal 2017.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. James Bidzos	184,467	15,408,125
Todd B. Strubbe	26,890	2,393,863
George E. Kilguss, III	50,762	4,248,206
Thomas C. Indelicarto	13,079	1,193,944

Potential Payments Upon Termination or Change-in-Control
Except as described below, the Company has no formal severance program for its NEOs, each of whom may be terminated at any time at the discretion of the Board.

Treatment of Equity Upon Death or Disability

On February 26, 2013, the Compensation Committee approved modifications to the form of Employee Restricted Stock Unit Agreements to allow for full acceleration of unvested equity for grants made on or after February 26, 2013 in the event of termination due to death or disability as follows:

•	Time-based RSUs – unvested RSUs shall accelerate in full according to the terms in the “Employee Restricted Stock Unit Agreement;” and

•
PSUs – If such termination occurs during the applicable performance period and before the conclusion of such performance period, then such PSUs will accelerate based on the target achievement level; if such termination occurs after the conclusion of the applicable performance period but before the award for such performance period has been paid, then the PSUs will fully accelerate based upon the actual achievement level.

Change in Control Agreements

Each of our executives is party to a change in control and retention agreement (the “CIC Agreements”). Under the CIC Agreements, each of the executives is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, during the six-month period preceding a change-in-control), the executive’s employment is terminated by the Company or its successor without “cause” or by the executive for “good reason” (referred to as a “qualified termination”). The terms and conditions of the CIC Agreements are described below.
Under the CIC Agreements, “change-in-control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;
(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(e) stockholder approval of the dissolution or liquidation of the Company.
Under the CIC Agreements, “cause” means:
(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;
(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;
(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or
(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.
Under the CIC Agreements, “good reason” means:
(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change-in-control;
(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change-in-control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;
(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change-in-control, except for an across-the-board reduction applicable to all senior executives of the Company;
(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;
(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change-in-control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change-in-control;
(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change-in-control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change-in-control; or
(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.
Under the CIC Agreements, “incumbent director” means: directors who either (i) are directors as of the date of the CIC Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
If a change-in-control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•
a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s target annual bonus amount for the last three full fiscal years prior to a change-in-control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change-in-control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change-in-control or the target bonus for the fiscal year in which the change-in-control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the CEO and 100% of the annual base salary and bonus for other executive officer participants;

•
if the executive elects to continue medical coverage under COBRA, reimbursement of the total cost of the executive’s premiums that would be required to provide health insurance coverage, for 24 months for the CEO and for 12 months for all other executives;

•
immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change-in-control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change-in-control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change-in-control regardless of whether or not there is a termination of employment in connection therewith; and

•	if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.
In addition, the CIC Agreements include the following terms and conditions:

•
to the extent any change-in-control payments or benefits are characterized as excess parachute payments within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•
an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months following termination.
The following table shows the value of RSUs that would have vested for our Named Executive Officers as of December 31, 2017, as well as the additional cash compensation payable, if any, under the change-in-control and termination scenarios described above. The value of the accelerated RSUs is based on the market value of our common stock as of December 31, 2017, which was $114.44.
Termination and Change-in-Control Benefit Estimates as of December 31, 2017

	Value of Cash and Continued Health Benefits ($)(1)	Value of Accelerated Stock Awards ($)
Named Executive Officer	Change-in-Control plus Qualifying Termination	Death, Disability or Change-in-Control plus Qualifying Termination(2)
D. James Bidzos	4,647,972	32,320,488
Todd B. Strubbe	1,444,451	12,047,099
George E. Kilguss, III	1,182,332	9,529,991
Thomas C. Indelicarto	1,040,593	6,484,399

(1)
To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.

(2)
If the equity awards held by the executive are not assumed upon a change-in-control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change-in-control regardless of whether there is a qualifying termination.

Equity Compensation Plan Information
The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders (2)	1,587,614	$0.00	12,363,143	(3)
Equity compensation plans not approved by stockholders	—	$—	—
Total	1,587,614	$0.00	12,363,143

(1)
Only includes shares subject to RSUs outstanding as of December 31, 2017 that were issued under the 2006 Plan. Excludes purchase rights accruing under the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”), which has a remaining stockholder-approved reserve of 3,455,927 shares as of December 31, 2017. There are no outstanding options or warrants.

(2)	Includes the 2006 Plan, and the 2007 Purchase Plan.

(3)
Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2017, an aggregate of 8,907,216 shares and 3,455,927 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 101,865 shares purchased under the 2007 Purchase Plan in January 2018. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Bidzos, to the annual total compensation of our median employee. For 2017, the annual total compensation of the median employee was $171,615; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 23 of this Proxy Statement, was $8,954,313.
Based on this information for fiscal year 2017, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 52:1. Our pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
The median employee was determined based on the total 2017 target direct compensation for all our employees (other than our CEO), who were employed as of December 31, 2017. For purposes of this pay ratio, we defined target direct compensation as the sum of annual base salary determined as of December 31, 2017, target annual bonus for the 2017 performance year, and the grant date value of annual equity grants in 2017. We applied our compensation measure consistently to all of our employees. Salaries for international employees were converted to USD based on the foreign exchange rate on December 31, 2017. Once we identified our median employee, we then determined that employee’s annual total compensation in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This annual total compensation amount for our median employee was then compared to the 2017 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS
Verisign’s Audit Committee approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.
Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction terms are no more favorable to the related person than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.
Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•
Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•
Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.
On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.
In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board shall be required. No Audit Committee member nor his or her immediate family member, who is a party to a proposed transaction, shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.
The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•
Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s equity interests, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during fiscal 2017.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2018, and, as a matter of good corporate governance, our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.
The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our
Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed for other services provided by KPMG LLP, in each of the last two completed fiscal years.

	2017 Fees	2016 Fees
Audit fees (1)	$1,958,979	$1,618,527
Audit-related fees	—	—
Tax fees (2)	—	1,260
All other fees	—	—
Total Fees	$1,958,979	$1,619,787

(1) Audit Fees consist of fees for the integrated audit of the Company’s annual financial statements, the review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2) Tax Fees consist principally of technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO AMEND THE SPECIAL MEETINGS BYLAW PROVISION
John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 50 shares of our common stock since October 1, 2016. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. Mr. Chevedden has requested that the proposal set forth in the box below be presented for a vote at the Meeting:

 Proposal 4 -- Special Shareholder Meeting Improvement
RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. In other words this proposal asks for adoption of the most shareholder-friendly version of the shareholder right to call a special meeting as permitted by Delaware law. This proposal does not impact our board’s current power to call a special meeting.
A shareholder right to call a special meeting and to act by written consent and are 2 complimentary ways (written consent completely lacking at Verisign) to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle such as the election of directors. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.
This proposal is more important at Verisign because VRSN shareholders have the most craziest and toothless form of a right to call a special meeting.
At VRSN it would take a whopping 35% of shares (instead of the 10% called for in Delaware law) and then all shares held for less than one continuous year would be disqualified. Thus in order to obtain the 35% requirement it could take holders of 60% of VRSN shares to obtain the 35% that represented one-year of continuous holdings. In other words it could take 60% of shares to initiate a meeting in which 51% of shares would be needed to take action.
I challenge VRSN top management to name one company that adopted a more restricted form of shareholder called special meetings in response to a shareholder proposal.
A shareholder ability to call a special meeting would put shareholders in a better position to ask for improvement in our board of directors after the 2018 annual meeting. Some of our directors could be reassigned to less demanding roles.
For instance, in our small aboard of 7 directors Louis Simpson was Lead Director at age 79 with 12-years long-tenure and received 25-times as many negative votes as certain other VRSN directors. Long-tenure can impair the independence of a director no matter how well qualified. And independence is an all-important qualification for a Lead Director. Plus Mr. Simpson had oversized influence since he was assigned to 2 of our most important board committees.
Another example of long-tenure was Roger Moore who had 15-years long-tenure at age 75.
Any claim that a shareholder right to call a special meeting can be costly - may be largely moot. When shareholders have a good reason to call a special meeting - our board should be able to take positive responding action to make a special meeting unnecessary.
Please vote to improve our corporate governance:
              Shareholder Meeting Improvement - Proposal 4

The Board recommends a vote “against” this proposal for the following reasons:
The Board is committed to sound corporate governance policies and practices, which allow stockholders to voice their opinions as well as drive stable, long-term value for stockholders. The Board has carefully reviewed this proposal and for the following reasons believes it is not in the best interest of our stockholders and recommends voting “AGAINST” this proposal.
25% Ownership Threshold is Already in Place
Stockholders holding at least 25% of our outstanding shares may call special meetings, a meaningful right based on peer and market data. The Board has a continuous quality improvement approach to our corporate governance practices and policies. As part of the Company’s commitment to robust corporate governance, the Board monitors and evaluates trends and events in corporate governance on an on-going basis in order to compare and evaluate new developments against the Company’s current practices. After reviewing the special meeting rights provided by our peers and members of the S&P 500, in February 2018 the Board amended the Company’s bylaws to reduce the ownership threshold required for stockholders to call a special meeting of stockholders to 25% of our outstanding shares from 35%.
Verisign’s Size and Concentrated Holdings Make 25% an Appropriate Threshold
In selecting the 25% ownership threshold, we note that an ownership threshold of 25% can be met by as few as two of our stockholders acting together. Moreover, either of our two largest investors, acting individually, could meet the 10% ownership level requested by the proponent. We further noted that, as of February 2018, the 25% ownership threshold is the same as, or more favorable to stockholders than, the special meetings rights at approximately 78.9% of the 469 S&P 500 companies survey by SharkRepellent.com, as well as most of our peers.
The Board believes that corporate governance policies and practices tailored to the Company’s unique circumstances generate the most value for stockholders. In establishing the 25% ownership threshold, the Board designed the special meeting right to provide our stockholders with a significant ability to raise important matters with the Board and Company management in a manner that is appropriate in light of the Company’s particular ownership composition.
Special meetings of stockholders can be costly and potentially disruptive to the Company’s business operations and to long-term stockholder interests. An inappropriately low ownership threshold can allow a minority of very few stockholders to utilize the special meeting mechanism for their own special interests, which may not be shared by other stockholders. For example, if the Board were to reduce the ownership threshold to 10%, it could force the Company to expend time and resources on a special meeting of stockholders that 90% of our stockholders do not support. The Board believes the existing 25% ownership threshold is aligned with our stockholders’ interests because it strikes an appropriate balance between allowing stockholders to vote on important matters that arise between annual meetings and minimizing potential waste and disruption.
Strong Corporate Governance Practices are in Place
The Company’s corporate governance policies and practices have delivered strong returns for our stockholders. Since the completion of the Board-led divestiture strategy in the third quarter of 2010, the Company’s financial performance has shown a consistent and improving track record. As noted in our financial results, our annual revenue, operating income, and cash flow from operations have all grown sequentially for seven straight years, and the Company has returned over $5.57 billion to shareholders in the form of share repurchases and special dividends (excluding payments to holders of our convertible debentures triggered by the special dividends). The Board believes that its existing 25% ownership threshold, which is tailored to the Company’s unique circumstances, generates the most value for stockholders while delivering a robust and stockholder friendly corporate governance structure.
In addition to our current special meeting right, the Board has taken numerous actions that are designed to promote effective corporate governance and to provide our stockholders with the ability to communicate their priorities to the Board and Company management. These stockholder-friendly actions include:

•	Proxy Access Right -- The Board has adopted a proxy access right with standard terms that permits stockholders to include director nominees in Company proxy materials.

•
Declassification of the Board -- We have recommended, and stockholders have approved, amendments to the Certificate of Incorporation to eliminate the classified board and provide for the annual election of all directors.

•
Lead Independent Director -- The Board has appointed a lead independent director, ensuring Board independence from management by permitting the lead independent director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.

•	Majority Voting -- Verisign’s Bylaws provide for a majority of votes cast standard in uncontested director elections rather than a plurality.

•	No Super Majority Voting -- Verisign’s corporate documents do not include any supermajority voting provisions.

•	No Stockholder Rights Plan -- Verisign does not have a stockholder rights plan, also known as a poison pill.

•
Annual Advisory Vote on Executive Compensation -- The Board has implemented an annual stockholder advisory vote on executive compensation, which means that stockholders have the opportunity to provide feedback on the Company’s executive compensation practices on an annual basis.

The Company also regularly engages with stockholders and feedback received from our stockholders is carefully considered. The Board believes our strong corporate governance policies and practices, including the ability of a reasonable minority of stockholders to request a special meeting, make implementation of this proposal unnecessary.
The Board Recommends a Vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

OTHER INFORMATION

2019 Stockholder Proposals or Nominations
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2019 Proxy Statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Secretary by the means discussed below in the “Communicating with Verisign” section of this Proxy Statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than 6:00 p.m. Eastern Time on December 12, 2018.
We strongly encourage any stockholder interested in submitting a proposal to contact our Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance and Nominating Committee” section of this Proxy Statement.
Verisign engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.
In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or propose any business at our 2019 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8), pursuant to the advance notice provisions of the Bylaws, must be received by our Secretary no earlier than 6:00 p.m. Eastern Time on January 24, 2019 and no later than 6:00 p.m. Eastern Time on February 23, 2019. Notice of proxy access director nominees must be received by our Secretary no earlier than 6:00 p.m. Eastern Time on November 12, 2019 and no later than 6:00 p.m. Eastern Time on December 13, 2018. In each case, the notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2019 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2019 annual meeting, pursuant to the advance notice provisions of the Bylaws, must submit notice of any such nomination or no earlier than 6:00 p.m. Eastern Time on the 120th day prior to such annual meeting and no later than 6:00 p.m. Eastern Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Verisign. If the 2019 annual meeting is held more than 30 days from the anniversary of the 2018 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than 6:00 p.m. Eastern Time on the 150th day prior to such annual meeting and no later than 6:00 p.m. Eastern Time on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Verisign.

Other Business
The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Meeting.

Communicating With Verisign
We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.
To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917 (U.S.) or 1-703-948-3447 (international).

2.
To view our website on the internet, use our internet address: www.verisign.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC. The information available on, or accessible through, this website is not incorporated herein by reference.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

12061 Bluemont Way

Reston, Virginia 20190

or via email at ir@verisign.com.

•
If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inc. at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/investor for step-by-step transfer instructions.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2017 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO INVESTOR RELATIONS AT 12061 BLUEMONT WAY, RESTON, VIRGINIA, OR BY EMAIL AT IR@VERISIGN.COM.

VERISIGN™

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 24, 2018.

Vote by Internet

- Go to **www.envisionreports.com/vrsn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

CONTROL NUMBER:

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC.

+

1. ELECTION OF DIRECTORS: Vote to elect directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director's earlier resignation or removal.

Nominees	FOR	AGAINST	ABSTAIN
01 - D. James Bidzos	☐	☐	☐
02 - Kathleen A. Cote	☐	☐	☐
03 - Thomas F. Frist III	☐	☐	☐
04 - Jamie S. Gorelick	☐	☐	☐
05 - Roger H. Moore	☐	☐	☐
06 - Louis A. Simpson	☐	☐	☐
07 - Timothy Tomlinson	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02RSND

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VeriSign, Inc.

+

2018 Annual Meeting of Stockholders

12061 Bluemont Way, Reston, VA 20190
Proxy Solicited by Board of Directors for Annual Meeting — (Thursday, May 24, 2018)

The stockholders hereby appoint D. James Bidzos, Todd B. Strubbe, George E. Kilguss, III and Thomas C. Indelicarto, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, when properly executed, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERISIGN, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 24, 2018, at the Company's Corporate Offices, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner indicated on the reverse side of this ballot by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR each of the nominees for directors in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the laws of the State of Delaware and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+